Exhibit 10.35

[SYBASE LETTERHEAD]

January 2, 2001

Steve Capelli
Sybase, Inc.
6475 Christie Ave.
Emeryville, CA 94608

Dear Steve:

This letter cancels and supersedes my previous letter to you of November 2, 2000.

Thank you for your contributions in FY 2000 and for closing a strong Q4. I am counting on your continuing geography leadership of North America, tenacity, and dedication to your region and to Sybase, Inc. to meet our challenges for 2001 and beyond in the following core priorities:

•	instituting a “solution mind set” throughout the field;

•	developing robust channels for the divisions to minimize current primary interdependencies with ESD; and

•	establishing and effectively managing a profitable and substantial ProServ business.

In recognition of your contributions to Sybase’s success and your critical participation in my core management team, I am pleased to inform you of your participation in the following special programs:

1.	a one-time special stock option grant of 75,000 shares with a “cliff” vesting of January 15, 2003; and

2.	US$200,000 one-time retention bonus payable on January 15, 2003.

Both of the above programs require that you remain as a Sybase employee of good standing through January 15, 2003 (for special cliff vesting and payment of the retention bonus). The stock option documents (for #1 above) will be sent to you by Nita White-Ivy in a few weeks. If you have any additional questions, you may contact her at speed dial 219-3288.

I thank you for your continuing commitment and loyalty to Sybase and our team. In view of the fact that I have designed these programs specifically to recognize and reward your contribution and commitment, please keep it confidential.

Sincerely,

/S/ JOHN S. CHEN

John S. Chen
Chairman, CEO and President

JSC/elf